Exhibit 99.1

AETHLON MEDICAL JOINS RUSSELL MICROCAP® INDEX

SAN DIEGO, June 27, 2016 - Aethlon Medical, Inc. (Nasdaq: AEMD), announced today that it has been added to the Russell Microcap Index. The annual reconstitution of Russell U.S. Indexes became effective with the opening of the U.S. markets for trading today.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“Our inclusion in the Russell Microcap® Index further expands our public market stature since listing on Nasdaq less than a year ago. As a result of this inclusion, we anticipate that the awareness of our immunotherapeutic technology to combat infectious disease and cancer will increase among the institutional investor community,” stated Aethlon chairman and CEO, Jim Joyce.

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell US Indexes.

For more information on the Russell Microcap® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Aethlon Medical

Aethlon Medical (Nasdaq:AEMD) is a leading developer of immunotherapeutic technologies to combat infectious disease and cancer. To augment the body's natural immune defenses, the Aethlon Hemopurifier® eliminates life-threatening disease targets that are often shielded from the immune system and not well addressed by traditional drug therapies. The technology captures circulating viruses, bacterial toxins and cancer promoting exosomes through affinity attachment to a unique structure that cloaks these targets from immune detection. At present, the Hemopurifier® is being advanced under an FDA approved clinical study. Aethlon is also the majority owner of Exosome Sciences, Inc., a company focused on the discovery of exosomal biomarkers to diagnose and monitor life-threatening diseases. Additional information can be found online at www.AethlonMedical.com or you can connect with us on Twitter, LinkedIn, Facebook and Google+.

About FTSE Russell

FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

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